EXHIBIT 4.1

Creative Vistas Inc (CVAS)
STOCK OPTION PLAN

1.    Purposes of Plan. The purposes of this Plan, which shall be known as the CVAS Stock Option Plan and is hereinafter referred to as the “Plan”, are (i) to provide incentives for key employees, directors, consultants and other individuals providing services to CVAS and its parent, subsidiaries and other affiliates (CVAS and/or its parent, subsidiaries and other affiliates, as the context may require, are referred to herein as the “Company”) by encouraging their ownership of the common stock, no par value, of the Company (the “Stock”) and (ii) to aid the Company in retaining such key employees, directors, consultants and other individuals upon whose efforts the Company’s success and future growth depends and in attracting other such employees, directors, consultants and individuals.

2.    Administration. The Plan shall be administered by the Board of Directors, or Compensation Committee of the Board of Directors or a subcommittee of the Compensation Committee appointed by the Compensation Committee, or by any other committee designated by the Board of Directors to administer the Plan (the committee or subcommittee administering the Plan is hereinafter referred to as the “Committee”). For purposes of administration, the Committee, subject to the terms of the Plan, shall have plenary authority to establish such rules and regulations, to make such determinations and interpretations, and to take such other administrative actions as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be final, conclusive and binding on all persons, including all Optionees, any other holders of options and their legal representatives and beneficiaries.

3.    Stock Available for Options. There shall be available for options under the Plan a total of 4,000,000 shares of Stock, subject to any adjustments which may be made pursuant to Section 5(f) hereof. Shares of Stock used for purposes of the Plan may be either authorized and unissued shares, or previously issued shares held in the treasury of the Company, or both. Shares of Stock covered by options which have terminated or expired prior to exercise shall be available for further options hereunder. The maximum aggregate number of shares of Stock that may be issued under the Plan under “incentive stock options” is 3,500,000 shares.

4.    Eligibility. Options under the Plan may be granted to key employees of the Company, including officers or directors of the Company, and to consultants and other individuals providing services to the Company (each such grantee, an “Optionee”). Options may be granted to eligible individuals whether or not they hold or have held options previously granted under the Plan or otherwise granted or assumed by the Company. In selecting individuals for options, the Committee may take into consideration any factors it may deem relevant, including its estimate of the individual’s present and potential contributions to the success of the Company. Service as an employee, director, officer or consultant of or to the Company shall be considered employment for purposes of the Plan (and the period of such service shall be considered the period of employment for purposes of Section 5(d) of this Plan); provided, however, that incentive stock options may be granted under the Plan only to an individual who is an “employee” (as such term is used in Section 422 of the Code) of the Company.

5.    Terms and Conditions of Options. The Committee shall, in its discretion, prescribe the terms and conditions of the options to be granted hereunder, which terms and conditions need not be the same in each case, subject to the following:

(a)    Option Price. The price at which each share of Stock covered by an option granted under the Plan may be purchased shall not be less than the Market Value (as defined in Section 5(c) hereof) per share of Stock on the date of grant of the option. The date of the grant of an option shall be the date specified by the Committee in its grant of the option.

(b)    Option Period. The period for exercise of an option shall in no event be more than five years from the date of grant. Options may, in the discretion of the Committee, be made exercisable in installments during the option period. Any shares not purchased on any applicable installment date may be purchased thereafter at any time before the expiration of the option period.

(c)    Exercise of Options. In order to exercise an option, the Optionee shall deliver to the Company written notice specifying the number of shares of Stock to be purchased, together with cash or a certified or bank cashier’s check payable to the order of the Company in the full amount of the purchase price therefore; provided that, for the purpose of assisting an Optionee to exercise an option, the Company may make loans to the Optionee or guarantee loans made by third parties to the Optionee, on such terms and conditions as the Board of Directors may authorize. For purposes of the Plan, the Market Value per share of Stock shall be the last sale price regular way on the date of reference, or, in case no sale takes place on such date, the average of the closing high bid and low asked prices regular way, in either case on the principal national securities exchange on which the Stock is listed or admitted to trading, or if the Stock is not listed or admitted to trading on any national securities exchange, the last sale price reported on the National Market System of the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) on such date, or the last sale price reported on the NASDAQ SmallCap Market on such date, or the average of the closing high bid and low asked prices in the over-the-counter market on such date, whichever is applicable, or if there are no such prices reported on NASDAQ or in the over-the-counter market on such date, as furnished to the Committee by any New York Stock Exchange member selected from time to time by the Committee for such purpose. If there is no bid or asked price reported on any such date, the Market Value shall be determined by the Committee in accordance with the regulations promulgated under Section 2031 of the Code, or by any other appropriate method selected by the Committee. If the Optionee so requests, shares of Stock purchased upon exercise of an option may be issued in the name of the Optionee or another person. An Optionee shall have none of the rights of a stockholder until the shares of Stock are issued to him.

(d)    Effect of Termination of Employment. An option may not be exercised after the Optionee has ceased to be in the employ of the Company, except in the following circumstances:

(i)    If the Optionee’s employment is terminated by action of the Company, or by reason of disability or retirement under any retirement plan maintained by the Company, the option may be exercised by the Optionee within three months after such termination, but only as to any shares exercisable on the date the Optionee’s employment so terminates;

(ii)    In the event of the death of the Optionee during the three month period after termination of employment covered by (i) above, the person or persons to whom his rights are transferred by will or the laws of descent and distribution shall have a period of one year from the date of his death to exercise any options which were exercisable by the Optionee at the time of his death; and

(iii)    In the event of the death of the Optionee while employed, the option shall thereupon become exercisable in full, and the person or persons to whom the Optionee’s rights are transferred by will or the laws of descent and distribution shall have a period of one year from the date of the Optionee’s death to exercise such option.

In no event shall any option be exercisable more than five years from the date of grant thereof. Nothing in the Plan or in any option granted pursuant to the Plan (in the absence of an express provision to the contrary) shall confer on any individual any right to continue in the employ of the Company or continue as a consultant or interfere in any way with the right of the Company to terminate his employment or consulting arrangement at any time.

(e)    Limitation on Transferability of Options. Except as provided in this Section 5(e), during the lifetime of an Optionee, options held by such Optionee shall be exercisable only by him and no option shall be transferable other than by will or the laws of descent and distribution. The Committee may, in its discretion, provide that options held by an Optionee, other than incentive stock options, may be transferred to or for the benefit of a member of his immediate family. For purposes hereof, the term “immediate family” shall mean an Optionee’s spouse and children (both natural and adoptive), and the direct lineal descendants of his children.

(f)    Adjustments for Change in Stock Subject to Plan. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustments, if any, as it deems appropriate in the number and kind of shares subject to the Plan, in the number and kind of shares covered by outstanding options, or in the option price per share, or both, and, in the case of a merger, consolidation or other transaction pursuant to which the Company is not the surviving corporation or pursuant to which the holders of outstanding Stock shall receive in exchange therefore shares of capital stock of the surviving corporation or another corporation, the Committee may require an Optionee to exchange options granted under the Plan for options issued by the surviving corporation or such other corporation.

(g)    Treatment of Options Upon Occurrence of Certain Events. The Committee may, in its discretion, provide in the case of any option granted under the Plan that, in connection with any merger or consolidation which results in the holders of the outstanding voting securities of the Company (determined immediately prior to such merger or consolidation) owning, directly or indirectly, less than a majority of the outstanding voting securities of the surviving corporation (determined immediately following such merger or consolidation), or any sale or transfer by the Company of all or substantially all its assets or any tender offer or exchange offer for or the acquisition, directly or indirectly, by any person or group of all or a majority of the then outstanding voting securities of the Company, such option shall terminate within a specified number of days after notice to the Optionee thereunder, and each such Optionee shall receive, with respect to each share of Stock subject to such option, an amount equal to the excess, if any, of the Market Value of such shares immediately prior to such merger, consolidation, sale, transfer or exchange over the exercise price per share of such option; and that such amount shall be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or a combination thereof, as the Committee shall determine in its sole discretion.

(h)    Registration, Listing and Qualification of Shares of Stock. Each option shall be subject to the requirement that if at any time the Board of Directors shall determine that the registration, listing or qualification of the shares of Stock covered thereby upon any securities exchange or under any federal or state law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the granting of such option or the purchase of shares of Stock thereunder, no such option may be exercised unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors. The Company may require that any person exercising an option shall make such representations and agreements and furnish such information as it deems appropriate to assure compliance with the foregoing or any other applicable legal requirement.

(i)    Other Terms and Conditions: Lock-Up Period - Without the consent of the Company an Optionee may not sell more than fifty percent of the shares issued under the Plan for a period of two years from the date that the optionee exercises the option. The Committee may impose such other terms and conditions, not inconsistent with the terms hereof, on the grant or exercise of options, as it deems advisable.

6.    Additional Provisions Applicable to Incentive Stock Options. The Committee may, in its discretion, grant options under the Plan to eligible employees which constitute “incentive stock options” within the meaning of Section 422 of the Code; provided, however, that (a) the aggregate Market Value of the Stock with respect to which incentive stock options are exercisable for the first time by the Optionee during any calendar year shall not exceed the limitation set forth in Section 422(d) of the Code; and (b) notwithstanding anything to the contrary in Section 5, if the Optionee owns on the date of grant securities possessing more than 10% of the total combined voting power of all classes of securities of the Company or of any parent or subsidiary of the Company, the price per share shall not be less than 110% of the Market Value per share on the date of grant and the period of exercise shall not be longer than five years from the date of grant.

7.    Amendment and Termination. No option shall be granted hereunder after June 30, 2011; provided, however, that the Board of Directors may at any time prior to that date terminate the Plan. The Board of Directors may at any time amend the Plan or any outstanding options. No termination or amendment of the Plan may, without the consent of an Optionee, adversely affect the rights of such Optionee under any option held by such Optionee.

8.    Stockholder Approval of Plan. The establishment of the Plan shall be subject to approval by a majority of the votes cast thereon by the stockholders of the Company at a meeting of stockholders duly called and held for such purpose or by a method and in a degree that would be treated as adequate under the applicable law of the Company’s state of incorporation, and no option granted hereunder shall be exercisable prior to such approval.

9.    Withholding. It shall be a condition to the obligation of the Company to issue shares of Stock upon exercise of an option, that the Optionee (or any beneficiary, transferee or person entitled to act under Sections 5(d) or 5(e) hereof) pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state or local income or other taxes. If the amount requested is not paid, the Company may refuse to issue such shares of Stock.

10.    Issuance of Certificates; Legends. The Company may endorse such legend or legends upon the certificates for shares of Stock issued upon the exercise of an option granted hereunder and may issue such “stop transfer” instructions to its transfer agent in respect of such shares as, in its absolute discretion, it determines to be necessary or appropriate.

11.    Correction of Defects, Omissions, and Inconsistencies. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in this Plan in the manner and to the extent it shall deem desirable to carry this Plan into effect.

12.    Other Actions. Nothing contained in this Plan shall be construed to limit the authority of the Company to exercise its corporate rights and powers, including but not by way of limitation, the right of the Company to grant or assume options for proper corporate purposes other than under the Plan with respect to any employee or other person, firm, corporation or association.